Exhibit 99.1

Independence Contract Drilling, Inc. Reports Unaudited Financial Results for the Third Quarter Ended September 30, 2022, Including Record Revenue Per Day and Margin Per Day

HOUSTON, Nov. 1, 2022 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company" or "ICD") (NYSE: ICD) today reported financial results for the three months ended September 30, 2022.

Third quarter 2022 Highlights

  Net loss, as defined below, of $7.2 million, or $0.53 per share.
  Adjusted net loss, as defined below, of $4.8 million, or $0.35 per share.
  Adjusted EBITDA, as defined below, of $12.5 million, representing an approximate 35% sequential improvement from the second quarter of 2022.
  Adjusted net debt, as defined below, of $170.4 million.
  17.4 average rigs working during the quarter.
  Fully burdened margin per day of $11,341 representing an approximate 27% sequential improvement from the second quarter of 2022.

In the third quarter of 2022, the Company reported revenues of $49.1 million, a net loss of $7.2 million, or $0.53 per share, adjusted net loss (defined below) of $4.8 million, or $0.35 per share, and adjusted EBITDA (defined below) of $12.5 million. These results compare to revenues of $24.0 million, a net loss of $4.3 million, or $0.59 per share, adjusted net loss of $13.7 million, or $1.87 per share, and adjusted EBITDA loss of $0.7 million in the third quarter of 2021, and revenues of $42.3 million, a net loss of $2.8 million, or $0.21 per share, an adjusted net loss of $9.8 million, or $0.72 per share, and adjusted EBITDA of $9.2 million in the second quarter of 2022.

Chief Executive Officer Anthony Gallegos commented, "ICD achieved significant progress towards its rig reactivation, rig margin and adjusted EBITDA goals during the third quarter of 2022. The Company achieved quarterly revenue per day and margin per day records during the quarter, buoyed by continued penetration of our 300 series rigs and our marketing strategy of patiently waiting to seek longer-term contracts. All of this drove sequential improvements in quarterly adjusted EBITDA of 35%.

Against a backdrop of greater general macroeconomic uncertainty, market conditions for the Company's services have continued to tighten as overall supply and demand fundamentals driven by historically low underinvestment over the past decade have outweighed general economic headwinds. During the quarter, we began to strategically sign longer-term contracts and have increased our quarter-end backlog by 87% compared to the second quarter. More importantly, our backlog extending into 2023 is priced at levels that we expect will generate revenue per day over 20% higher than our reported third quarter revenue per day levels and margin per day over 55% higher than third quarter levels. In addition, we still have the majority of our fleet on shorter-term contracts that will reprice during the fourth quarter of 2022 or the first quarter of 2023.

With this backdrop, we expect to see further sequential improvements in revenues and margin per day during the remainder of this year and into 2023. Our current expectations are that fourth quarter margin per day will exceed reported third quarter levels between 10% and 15%, and first quarter 2023 margin per day will exceed reported third quarter levels between 28% and 32%. Given pricing already imbedded in our 2023 backlog, we are excited about further opportunities for margin expansion beyond these periods.

Operationally, our rig reactivations remain on schedule and our 200-to-300-series conversion program has commenced with our first conversion in process. Our 19th rig mobilized for operations at the end of October and our 20th rig is scheduled for mobilization at the end of the fourth quarter. Both of these reactivations are pursuant to one-year contracts at leading edge dayrates where expected margins will earn back reactivation costs well within the contract terms. Looking forward into 2023, we are marketing our 21st rig for mobilization early-to-mid first quarter of 2023 and our 22nd rig for the end of the first quarter or early second quarter of 2023."

Quarterly Operational Results

In the third quarter of 2022, operating days increased sequentially by 4% compared to the second quarter of 2022. The Company's marketed fleet operated at 70% utilization and recorded 1,601 revenue days, compared to 1,268 revenue days in the third quarter of 2021, and 1,540 revenue days in the second quarter of 2022.

Operating revenues in the third quarter of 2022 totaled $49.1 million, compared to $24.0 million in the third quarter of 2021 and $42.3 million in the second quarter of 2022. Revenue per day in the third quarter of 2022 was $28,646, compared to $17,141 in the third quarter of 2021 and $24,875 in the second quarter of 2022. The sequential increase quarter over quarter in revenue per day was driven by higher dayrates on contract renewals and reactivated rigs.

Operating costs in the third quarter of 2022 totaled $31.4 million, compared to $20.1 million in the third quarter of 2021 and $28.9 million in second quarter of 2022. Fully burdened operating costs were $17,305 per day in the third quarter of 2022, compared to $13,685 in the third quarter of 2021 and $15,929 in the second quarter of 2022. Sequential increases in operating costs per day were driven primarily by higher labor costs associated with increases in field-level wages implemented during the latter part of the second quarter of 2022, partially offset by improved cost absorption.

Fully burdened rig operating margins in the third quarter of 2022 were $11,341 per day, compared to $3,456 per day in the third quarter of 2021 and $8,946 per day in the second quarter of 2022. The Company currently expects per day operating margins in the fourth quarter of 2022 to increase sequentially between 10% and 15% compared to the third quarter of 2022, driven primarily by favorable dayrate momentum as well as the reactivation of the Company's 19th and 20th rigs.

Selling, general and administrative expenses in the third quarter of 2022 were $7.0 million (including $1.7 million of non-cash compensation), compared to $4.1 million (including $0.8 million of non-cash compensation) in the third quarter of 2021 and $4.9 million (including $0.7 million of non-cash compensation) in the second quarter of 2022. Cash selling, general and administrative expenses increased sequentially during the quarter due to $0.3 million relating to a dispute settlement and higher incentive compensation accruals. Stock-based incentive compensation expense increased sequentially primarily due to full quarter amortization of out-of-the-money stock appreciation rights granted late in the second quarter of 2022.

During the quarter, the Company recorded interest expense of $8.1 million, including $2.0 million, or $0.14 per share, relating to non-cash amortization of debt discount and debt issuance costs. The Company has excluded this non-cash amortization when presenting adjusted net income/loss per share.

The Company recorded a tax benefit of $0.7 million, or $0.05 per share, during the third quarter of 2022, of which $0.1 million relates to cash taxes, attributable to state and local franchise taxes.

Drilling Operations Update

The Company exited the third quarter with 18 rigs operating. Overall, the Company's operating rig count averaged 17.4 rigs during the quarter. The Company's backlog of drilling contracts with original terms of six months or longer is $101.6 million. This backlog excludes rigs operating on short term pad-to-pad drilling contracts. Approximately 31% of this backlog is expected to be realized in 2022. The Company's 19th rig mobilized for drilling operations on a one-year contract in the Haynesville at the end of October 2022 and the Company's 20th rig is contracted and scheduled for reactivation late in the fourth quarter of 2022.

Capital Expenditures and Liquidity Update

Cash outlays for capital expenditures in the third quarter of 2022, net of asset sales and recoveries, were $9.4 million. This included $5.6 million associated with prior period deliveries.

As of September 30, 2022, the Company had cash on hand of $7.6 million and a revolving line of credit with availability of $19.9 million. The Company elected to pay in-kind interest due under its convertible notes as of September 30, 2022. Following this payment, $170.2 million principal amount was outstanding under the convertible notes.

Conference Call Details

A conference call for investors will be held today, November 1, 2022, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's third quarter 2022 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 2879534. The replay will be available until November 8, 2022.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include the Company's expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$7,566	$4,140
Accounts receivable	33,967	22,211
Inventories	1,433	1,171
Prepaid expenses and other current assets	2,940	4,787
Total current assets	45,906	32,309
Property, plant and equipment, net	365,160	362,346
Other long-term assets, net	2,159	2,449
Total assets	$413,225	$397,104
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$3,302	$4,464
Accounts payable	28,859	15,304
Accrued liabilities	13,162	11,245
Accrued interest	122	4,372
Current portion of merger consideration payable to an affiliate	—	2,902
Total current liabilities	45,445	38,287
Long-term debt (2)	136,756	141,740
Deferred income taxes, net	19,391	19,037
Other long-term liabilities	1,661	2,811
Total liabilities	203,253	201,875
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; 13,698,851 and 10,287,931 shares issued, respectively, and 13,617,005 and 10,206,085 shares outstanding, respectively	136	102
Additional paid-in capital	616,316	532,826
Accumulated deficit	(402,557)	(333,776)
Treasury stock, at cost, 81,846 shares and 81,846 shares, respectively	(3,923)	(3,923)
Total stockholders' equity	209,972	195,229
Total liabilities and stockholders' equity	$413,225	$397,104

(1)	As of September 30, 2022 and December 31, 2021, current portion of long-term debt includes $3.3 million and $4.5 million, respectively, of finance lease obligations.

(2)	As of September 30, 2022 and December 31, 2021, long-term debt includes $1.7 million and $1.3 million, respectively, of long-term finance lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021

Revenues	$49,147	$24,035	$42,313	$126,451	$59,394
Costs and expenses
Operating costs	31,379	20,123	28,904	87,448	51,704
Selling, general and administrative	7,007	4,068	4,860	17,096	11,829
Depreciation and amortization	10,120	9,739	9,848	29,719	29,244
Asset impairment, net	—	482	—	—	775
Loss (gain) on disposition of assets, net	433	222	(582)	(665)	(182)
Total costs and expenses	48,939	34,634	43,030	133,598	93,370
Operating income (loss)	208	(10,599)	(717)	(7,147)	(33,976)
Interest expense	(8,098)	(3,812)	(8,232)	(21,005)	(11,294)
Gain (loss) on extinguishment of debt	—	10,128	—	(46,347)	10,128
Change in fair value of embedded derivative liability	—	—	(2,408)	(4,265)	—
Realized gain on extinguishment of derivative	—	—	10,765	10,765	—
Loss before income taxes	(7,890)	(4,283)	(592)	(67,999)	(35,142)
Income tax (benefit) expense	(696)	19	2,199	783	86
Net loss	$(7,194)	$(4,302)	$(2,791)	$(68,782)	$(35,228)

Loss per share:
Basic and diluted	$(0.53)	$(0.59)	$(0.21)	$(5.36)	$(5.22)
Weighted average number of common shares outstanding:
Basic and diluted	13,590	7,321	13,590	12,836	6,754

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(68,782)	$(35,228)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	29,719	29,244
Asset impairment, net	—	775
Stock-based compensation	2,976	1,770
Gain on disposition of assets, net	(665)	(182)
Non-cash interest expense	15,859	2,828
Non-cash loss (gain) on extinguishment of debt	46,347	(10,128)
Amortization of deferred financing costs	320	836
Amortization of Convertible Notes issuance costs and debt discount	4,310	—
Change in fair value of embedded derivative liability	4,265	—
Gain on extinguishment of derivative	(10,765)	—
Deferred income taxes	354	86
Bad debt expense (recovery)	256	(52)
Changes in operating assets and liabilities
Accounts receivable	(12,012)	(6,863)
Inventories	(291)	(40)
Prepaid expenses and other assets	2,098	1,929
Accounts payable and accrued liabilities	208	7,322
Net cash provided by (used in) operating activities	14,197	(7,703)
Cash flows from investing activities
Purchases of property, plant and equipment	(22,286)	(9,692)
Proceeds from the sale of assets	2,749	1,849
Net cash used in investing activities	(19,537)	(7,843)
Cash flows from financing activities
Proceeds from issuance of convertible debt	157,500	—
Repayments under Term Loan Facility	(139,076)	—
Borrowings under Revolving ABL Credit Facility	1,576	4,309
Repayments under Revolving ABL Credit Facility	(28)	(17)
Payment of merger consideration	(2,902)	—
Proceeds from issuance of common stock through at-the-market facility, net of issuance costs	3,038	3,859
Proceeds from issuance of common stock under purchase agreement	—	2,072
RSUs withheld for taxes	(32)	(11)
Convertible debt issuance costs	(7,230)	—
Financing costs paid under Revolving ABL Credit Facility	(266)	—
Payments for finance lease obligations	(3,814)	(2,643)
Net cash provided by financing activities	8,766	7,569
Net increase (decrease) in cash and cash equivalents	3,426	(7,977)
Cash and cash equivalents
Beginning of period	4,140	12,279
End of period	$7,566	$4,302

	Nine Months Ended September 30,
	2022	2021

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$4,745	$6,660
Supplemental disclosure of non-cash investing and financing activities
Change in property, plant and equipment purchases in accounts payable	$9,015	$3,755
Additions to property, plant and equipment through finance leases	$3,250	$754
Extinguishment of finance lease obligations from sale of assets classified as finance leases	$(163)	$—
Transfer of assets from held and used to held for sale	$—	$(1,082)
Gain on extinguishment of debt	$—	$10,000
Shares issued for structuring fee	$9,163	$—

The following table provides various financial and operational data for the Company's operations for the three months ended September 30, 2022 and 2021 and June 30, 2022 and the nine months ended September 30, 2022 and 2021. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by the Company's management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021

Number of marketed rigs end of period (1)	26	24	24	26	24
Rig operating days (2)	1,601	1,268	1,540	4,604	3,273
Average number of operating rigs (3)	17.4	13.8	16.9	16.9	12.0
Rig utilization (4)	70%	58%	71%	69%	50%
Average revenue per operating day (5)	$28,646	$17,141	$24,875	$25,216	$16,459
Average cost per operating day (6)	$17,305	$13,685	$15,929	$16,452	$13,285
Average rig margin per operating day	$11,341	$3,456	$8,946	$8,764	$3,174

(1)	Marketed rigs exclude idle rigs that will not be reactivated unless market conditions materially improve.

(2)	Rig operating days represent the number of days the Company's rigs are earning revenue under a contract during the period, including days that standby revenue is earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days the Company's marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $3.3 million, $2.3 million and $4.0 million during the three months ended September 30, 2022 and 2021, and June 30, 2022, respectively, and $10.3 million and $5.5 million during the nine months ended September 30, 2022 and 2021, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs paid by customers of $3.3 million, $2.3 million and $4.0 million during the three months ended September 30, 2022 and 2021, and June 30, 2022, respectively, and $10.3 million and $5.5 million during the nine months ended September 30, 2022 and 2021, respectively; (ii) overhead costs of $0.4 million, $0.4 million and $0.4 million during the three months ended September 30, 2022 and 2021, and June 30, 2022, respectively, and $1.4 million and $1.2 million during the nine months ended September 30, 2022 and 2021, respectively; and (iii) rig reactivation costs, inclusive of new crew training costs, of zero, $0.1 million and zero during the three months ended September 30, 2022 and 2021, and June 30, 2022, respectively, and zero and $1.4 million during the nine months ended September 30, 2022 and 2021, respectively.

Non-GAAP Financial Measures

Adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company's financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under the Company's credit facility for purposes of determining the Company's compliance with various financial covenants. The Company defines "adjusted net debt" as long-term notes (excluding long-term capital leases) less cash. The Company defines "adjusted net (loss) income" as net (loss) income before: asset impairment, net; gain or loss on disposition of assets, net; amortization of debt discount; amortization of issuance costs; gain or loss on extinguishment of debt; change in fair value of embedded derivative liability, gain on extinguishment of derivative and other adjustments. The Company defines "EBITDA" as earnings (or loss) before interest, taxes, depreciation and amortization, and asset impairment, net and the Company defines "adjusted EBITDA" as EBITDA before stock-based compensation, gain or loss on disposition of assets, gain or loss on extinguishment of debt, gain on extinguishment of derivative and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under the Company's credit facilities. Neither adjusted net (loss) income, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA are useful because they allow the Company's stockholders to more effectively evaluate the Company's operating performance and compliance with various financial covenants under the Company's credit facility and compare the results of the Company's operations from period to period and against the Company's peers without regard to the Company's financing methods or capital structure or non-recurring, non-cash transactions. The Company excludes the items listed above from net income (loss) in calculating adjusted net (loss) income, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net (loss) income, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of the Company's operating performance or liquidity. Certain items excluded from adjusted net (loss) income, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. The Company's presentation of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA should not be construed as an inference that the Company's results will be unaffected by unusual or non-recurring items. The Company's computations of adjusted net debt, adjusted net (loss) income, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Calculation of Adjusted Net Debt:

(in thousands)	September 30, 2022
Convertible Notes	$170,166
Revolving ABL Credit Facility	7,848
Less: Cash	(7,566)
Adjusted net debt	$170,448

Reconciliation of Adjusted Net Debt to Reported Long-Term Debt:

(in thousands)	September 30, 2022
Adjusted net debt	$170,448
Add back:
Cash	7,566
Long-term portion of finance lease obligations	1,745
Less:
Debt discount, net of amortization	(34,761)
Deferred issuance costs, net of amortization	(8,242)
Total reported long-term debt	$136,756

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Nine Months Ended
	September 30,				June 30,		September 30,
	2022		2021		2022		2022		2021
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(7,194)	$(0.53)	$(4,302)	$(0.59)	$(2,791)	$(0.21)	$(68,782)	$(5.36)	$(35,228)	$(5.22)
Add back:
Asset impairment, net (1)	—	—	482	0.07	—	—	—	—	775	0.12
Loss (gain) on disposition of assets, net (2)	433	0.03	222	0.03	(582)	(0.04)	(665)	(0.05)	(182)	(0.03)
Amortization of debt discount	1,354	0.10	—	—	1,462	0.11	2,816	0.22	—	—
Amortization of issuance costs	606	0.05	—	—	518	0.04	1,124	0.09	—	—
Loss (gain) on extinguishment of debt (3)	—	—	(10,128)	(1.38)	—	—	46,347	3.61	(10,128)	(1.50)
Change in fair value of embedded derivative liability (4)	—	—	—	—	2,408	0.17	4,265	0.33	—	—
Gain on extinguishment of derivative (5)	—	—	—	—	(10,765)	(0.79)	(10,765)	(0.84)	—	—
Adjusted net loss	$(4,801)	$(0.35)	$(13,726)	$(1.87)	$(9,750)	$(0.72)	$(25,660)	$(2.00)	$(44,763)	$(6.63)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2022	2021	2022	2022	2021
(in thousands)
Net loss	$(7,194)	$(4,302)	$(2,791)	$(68,782)	$(35,228)
Add back:
Income tax (benefit) expense	(696)	19	2,199	783	86
Interest expense	8,098	3,812	8,232	21,005	11,294
Depreciation and amortization	10,120	9,739	9,848	29,719	29,244
Asset impairment, net (1)	—	482	—	—	775
EBITDA	10,328	9,750	17,488	(17,275)	6,171
Loss (gain) on disposition of assets, net (2)	433	222	(582)	(665)	(182)
Stock-based and deferred compensation cost	1,709	819	674	3,361	2,421
Loss (gain) on extinguishment of debt (3)	—	(10,128)	—	46,347	(10,128)
Change in fair value of embedded derivative liability (4)	—	—	2,408	4,265	—
Gain on extinguishment of derivative (5)	—	—	(10,765)	(10,765)	—
Adjusted EBITDA	$12,470	$663	$9,223	$25,268	$(1,718)

(1)

During the third quarter of 2021, we impaired $0.5 million of drilling equipment that we deemed obsolete or no longer usable in our business. During the second quarter of 2021, we impaired a damaged piece of drilling equipment for $0.3 million, net of insurance recoveries.

(2)	Loss or gain on disposition of assets, net represents the sale or disposition of miscellaneous drilling equipment in each respective period.

(3)

Loss on extinguishment of debt related to unamortized debt issuance costs on our prior term loan facility, non-cash structuring fees settled in shares to the affiliates of our prior term loan facility and the fair value of the embedded derivatives attributable to the affiliates of our prior term loan facility in the first quarter of 2022.  During the third quarter of 2021, we received notice from the SBA of full forgiveness of our PPP loan and recorded a gain on extinguishment of debt of $10.1 million.

(4)

Represents the change in fair value of embedded derivative liability between March 31, 2022 and June 8, 2022, and March 18, 2022 and June 8, 2022, respectively. The embedded derivative liability was extinguished on June 8, 2022.

(5)	Represents the gain on extinguishment of the variable PIK interest rate feature of the derivative liability.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211